Exhibit 10.8

March 2021

AGILITY ABU DHABI PJSC

and

AEROFARMS AGX LTD ABU DHABI

LEASE

of

Chamber I, Agility Warehouse Facility located in
Musaffah, 10th Street, Industrial Area, Abu Dhabi - UAE

TABLE OF CONTENTS

Page

1. DEFINITIONS	3
2. INTERPRETATION	5
3. DEMISE AND RENTS	5
4. TENANT’S COVENANTS	6
5. LESSOR’S COVENANTS	12
6. OTHER AGREEMENTS AND DECLARATIONS:	13
7. INSURANCE	18
8. OPTION TO EXTEND	20
9. REPRESENTATIONS AND WARRANTIES	21
10. COMPETENT JURISDICTION	22
11. GOVERNING LANGUAGE	22
12. EXCLUSION OF THIRD PARTY RIGHTS	22

SCHEDULE I (THE PREMISES)

SCHEDULE 2 (RIGHTS GRANTED)

SCHEDULE 3 (RESERVATIONS)

SCHEDULE 4 (PAYMENT OF RENT)

SCHEDULE 5 (SERVICES)

APPENDIX I - ESTATE PLAN

APPENDIX 2- TENANT’S FIT-OUT WORKS

LEASE PARTICULARS

Date of lease	March 2021
Lessor

AGILITY Abu Dhabi PJSC a company incorporated under the laws of the UAE with registered office at PO Box 93971

Contact Name: Mohammad Jaber, COO Agility Abu Dhabi

Email: Malaber@agility.com

With copies by email to

AKabbara@agility.com
alaysiak@agility.com

Tenant

AEROFARMS AGX LTD — ABU DHABI a branch of an ADGM entity existing under the laws of Abu Dhabi with Commercial Licence Number CN - 3765659

Contact Name : Fadi Sbaiti MEM, MBA, General Manager

Email: Fadi.Sbaiti@aerofarms.com

with copies by e mail to

mark.boyland@aerofarms.com
charlie.wang@aerofarms.com

Premises	Chamber 1, Agility Warehouse and Yard located in Musaffah, 10th Street, Industrial Area — UAE, as more particularly described in schedule 1 to this lease
Term Commencement Date	1 March 2021
Lease Term	Five (5) years commencing on the Term Commencement Date and expiring on 28 February 2026 subject to renewal in accordance with the terms of this lease.
Security Deposit	AED 1,875,000 equivalent to 6 months’ Rent
Yearly Rent/Rent	AED 3,750,000 (three million seven hundred and fifty thousand Dirhams) based on AED 750 x per square meter (exclusive of VAT) for a total warehouse area of 5,000 square meter (inclusive of the Mezzanine).

Service Charge	An initial advance payment of AED 35,000 (thirty five thousand Dirhams) per year at a rate of AED 7 x per square meter (exclusive of VAT) and payable on and from the Term Commencement Date.
Rent Escalation	The Lessor and the Tenant have agreed to an escalation of the Yearly Rent on any renewal. Should the Tenant exercise its option to renew the Lease Term or any renewed term, such escalation shall be determined in accordance with clause 8.
Rent Commencement Date	1 March 2021
Permitted Use	For each of Industrial Projects Management, Marketing of advanced agriculture products and services, Farms and Manors Management and Operation, Research and development in the field of basic and advanced agriculture, Management Office and such other uses as may be permitted in accordance with clause 6.10. The Tenant shall not use the Premises other than for the purposes of the Permitted Use.
Renewal Option	Tenant only option to extend the Term by two successive periods of 5 years each under such terms and conditions as are set out at clause 8.
Car Parking Spaces and Fee

Free of charge:

(a)       10 car parking spaces in front of Chamber I as shown on plan at Schedule 1; and

(b)       25 car parking spaces assigned to Tenant by the Lessor from time to time in a single location reasonably proximate to the Premises,

together the “Dedicated Car Parking Spaces”.

Any additional parking space dedicated to Tenant will be subject to an agreed fee upon request.

THIS LEASE is made on March 2021

THE PARTIES AGREE as follows:

1.	DEFINITIONS

In this lease:

“Anti-Corruption Laws” and “Anti-Money Laundering Laws” shall mean the relevant laws of the United Arab Emirates;

“Applicable Law” means the laws enacted or to be enacted in the Emirate of Abu Dhabi and the Federal laws of the United Arab Emirates, that relate to or govern any of the matters referred to in this lease whether enacted before or after the Term Commencement Date;

“Assignment Requirements” means:

if the proposed assignee is of the same or better financial covenant standing as the Tenant;

(ii)	if there are any material outstanding breaches of the Tenant’s obligations under this lease;

(iii)	if the use which the proposed assignee will conduct at the Premises is unlawful or is engaged in a direct competition with the business of the Lessor or its business on the Estate as a full-service logistics provider;

(iv)	if the proposed assignee is not licensed by the Relevant Authority to operate its business in Abu Dhabi;

“Common Parts” means areas which are provided for common use in the Estate including the pedestrian ways, estate roadways, vehicle routes, circulation areas, services areas and landscaped areas;

“Default Rate” means the yearly rate of three percent (3%);

“Encumbrances” means rights of way, covenants, mortgages, restrictions, easements and other rights benefitting or burdening the Premises;

“Estate” means the land and buildings known as Agility Warehouse Facility located in Musaffah, 10th Street, Industrial Area, Abu Dhabi shown on the Estate Plan and such adjacent land as the Lessor may reasonably designate from time to time;

“Estate Plan” means the plan attached at Appendix 1;

“Fair Market Rent” means the then prevailing market rental rate for a new lease for comparable land and buildings in comparable locations in the vicinity of the Premises reflecting concessions being granted to tenants for comparable transactions including allowances and concessions. Fair Market Rent will take into account the size of the Premises, the actual state of repair and condition of any buildings on the Premises and the length of the Term (including renewal options) but will be calculated without taking into account any improvements, equipment or fixtures installed by or at the cost of the Tenant;

“Group Company” means any holding company, subsidiary or entity affiliated with the relevant party any entity that is a subsidiary of any such holding company, subsidiary or entity;

“Insured Risks” means loss damage or destruction caused by fire lightning explosion riot civil commotion strikes labour and political disturbances and malicious damage aircraft and aerial devices (other than hostile aircraft and devices) and articles accidentally dropped from them storm tempest flood bursting or overflowing of water tanks and pipes impact earthquake and accidental damage to underground water oil and gas pipes or electricity wires and cables subsidence ground slip and heave and such other risks which the Lessor may from time to time in its absolute discretion choose to insure against subject to such exclusions and limitations as are from time to time imposed by the insurers and subject also to the exclusion of such of the risks mentioned as the Lessor may in its reasonable discretion decide where insurance cover in respect of the risk in question is not for the time being available in the Abu Dhabi insurance market on reasonable terms;

“Lease Particulars” means the lease particulars set out at the beginning of this lease;

“Premises” means the premises described in schedule 1;

“Payment Days” means 1 April, 1 July, 1 October and 1 January in each year;

“Relevant Authorities” means, as the context requires, the relevant and competent governmental authority having jurisdiction over the relevant matter and which may include, the Department of Planning and Economy, the Land Registration Department, or any other ministry, department, body, tribunal or local authority having jurisdiction over the Premises or any matter in connection with it, and “Relevant Authority” shall be construed accordingly;

“Sanctions List” are the lists maintained by the United Nations Security Council, the United States of America (e.g., the U.S. Department of Treasury’s Specially Designated Nationals List), the European Union, the United Kingdom, and the United Arab Emirates;

“Security Deposit” means the sum of AED 1,875,000 which is payable by the Tenant to the Lessor on or before the Term Commencement Date (in cash or by way of bank guarantee) to secure the Tenant’s obligations under this lease in accordance with clause 4.2;

“Services” means the services and facilities as described in Schedule 5 which are required to maintain the operation, safety, quality and character of the Premises, Estate and Common Parts as a high quality industrial park in accordance with Applicable Law;

“Tenancy” means the tenancy constituted by this lease;

“Uninsured Damage” means in relation to the Premises or, as the context may require, the Premises or the essential means of access to them, damage or destruction by a risk which is not insured or which is not fully insured at the date of damage and any other risk which is insurable in the Abu Dhabi market or (in the opinion of the Lessor) such risk cannot be insured against by the Lessor in the Abu Dhabi market at a reasonably commercial rate and in either case there is in fact no insurance against such risk pursuant to this lease; and

“VAT” means value added tax and any similar or substituted tax.

2.	INTERPRETATION

2.1	Words importing the singular include the plural and vice versa and words importing one gender include both other genders.

2.2	Where a party comprises more than one person covenants and obligations of that party take effect as joint and several covenants and obligations.

2.3	References in this lease to:

2.3.1	any clause schedule or paragraph is a reference to the relevant clause schedule or paragraph of this lease and headings shall not affect the construction of this lease;

2.3.2	any right for the Lessor to enter the Premises shall also be construed (subject always to the proviso to clause 4.8) as entitling such right to be exercised by persons authorised by the Lessor;

2.3.3	any consent licence or approval of the Lessor or words to similar effect mean a consent licence or other approval in writing signed by or on behalf of the Lessor and given before the act requiring consent licence or approval;

2.3.4	the Premises (except in clause 4.12) shall be construed as extending where the context permits to any part of the Premises;

2.3.5	the Tenant’s obligations mean the Tenant’s obligations under this lease and under every agreement which is supplemental or collateral to it.

3.	DEMISE AND RENTS

The Lessor DEMISES the Premises to the Tenant for the Term TOGETHER WITH the rights specified in schedule 2 exercisable in common (except in relation to the right granted in paragraph 2 schedule 2) with the Lessor and all others entitled and RESERVED to the Lessor and all other persons authorised by it the rights specified in schedule 3 but otherwise free from Encumbrances.

THE TENANT PAYING TO THE LESSOR:

3.1	Yearly and proportionately for any part of a year, the Yearly Rent by equal quarterly payments to be made in advance on the Payment Days the first such payment or a proportionate part of it for the period from and including the Rent Commencement Date up to and including 31 March 2021 to be made on the date of this lease.

3.2	The Car Parking Fee (if and when applicable) annually in advance with the first of such payments or a proportionate part of it to be made on the date of this lease and thereafter on the anniversary of Term Commencement Date in each year of the Term.

3.3	The Service Charge in accordance with Schedule 5.

3.4	As additional rent on demand a late fee at the Default Rate on any sum owed by the Tenant to the Lessor whether as rent or otherwise which is not received in cleared funds by the Lessor on or before the date 7 days after the due date (or in the case of money due only on demand within thirty (30) days after the date of demand) calculated for the period commencing on the due date for payment and ending on the date the sum (and the interest) is received in cleared funds by the Lessor.

3.5	Any sum to be paid or consideration to be provided or deemed to be provided under this lease is exclusive of VAT.

3.6	The Tenant will pay the VAT chargeable on the Yearly Rent and all other amounts due by the Tenant hereunder, unless such VAT is recovered by the Lessor.

4.	TENANT’S COVENANTS

The Tenant agrees with the Lessor:

4.1	Rent

To pay the rents reserved by this lease on the days and in the manner set out in clause 3 without deduction or set off and to pay the rent first reserved by banker’s standing order to such bank in Abu Dhabi as the Lessor may nominate in writing from time to time.

4.2	Security Deposit

4.2.1	The Tenant shall pay the Security Deposit to the Lessor on or before the date ten (10) working days after the Term Commencement Date either in cash or by way of a bank guarantee issued by a bank in Abu Dhabi acceptable to Lessor and on such terms in each case approved by the Lessor prior to the date of this lease.

4.2.2	The Tenant agrees that the Lessor holds the Security Deposit as security for the due performance of the Tenant’s obligations contained in this lease and for all costs, claims and liabilities which the Lessor incurs as a result of any breach of any of the Tenant’s obligations under this lease. A lien over the Security Deposit in favour of the Lessor shall automatically come into effect on the occurrence of any event entitling the Lessor to terminate this lease pursuant to clause 6.1.

4.2.3	The Lessor may at any time make deductions from the Security Deposit held in cash or draw clown against any bank guarantee only sums sufficient to compensate the Lessor as a result of the Tenant’s breach of its obligations under this lease that it incurs if:

(A)	the Lessor has previously given to the Tenant not less than 14 working days’ notice in writing of its intention to make a deduction or a draw down and the notice shall have specified the default to which the withdrawal relates; and

(B)	the Tenant has not remedied the default by the expiry of the notice.

4.2.4	If the Lessor makes a deduction or draw down from the Security Deposit the Tenant shall pay on demand to the Lessor such sum as shall be required to make up the Security Deposit to the original amount or replenish any bank guarantee.

4.2.5	The Lessor shall return the balance of the Security Deposit or the original bank guarantee (as the case may be) to the Tenant on the date one month after the expiry or earlier termination of the Term or following a lawful assignment of the Tenant’s interest under this lease provided there are no deductions by the Lessor in accordance with clause 4.2.3. If such deductions are made, then the Lessor will return the balance of the Security Deposit (if any) or the original bank guarantee to the Tenant 1 month after the exact amount of deduction has been ascertained and the amount of such claim settled.

4.3	Outgoings

4.3.1	To pay all rates taxes charges and other outgoings whatsoever charged upon the Premises or upon their owner or occupier including paying to the Lessor a proportionate part of the cost of centrally provided utilities.

4.3.2	To pay to the utility provider all charges for water gas and electricity (including meter rents) supplied directly to the Tenant and consumed in the Premises.

4.4	Compliance with Applicable Laws

To comply with the requirements of all Applicable Laws and of every Relevant Authority (including the due and proper execution of any works) in respect of the Premises their use and not to do or omit anything by which the Lessor may become liable to make any payment or do anything under any Applicable Law or requirement of a Relevant Authority.

4.5	Notices

Immediately to give to the Lessor a copy of any notice permission direction requisition order or proposal made by any Relevant Authority concerning any breach of Applicable Law by the Tenant arising out of or relating to, inter alia, the activities carried out in the Premises by the Tenant and the physical condition of the Premises, without delay to comply in all respects at the Tenant’s cost with the provisions of it.

4.6	Repair

To repair the Premises and keep them in good repair and condition (damage by any of the Insured Risks and Uninsured Damage excepted to the extent that the insurance money shall not have been rendered irrecoverable or insufficient because of some act or default of the Tenant or of any person deriving title under or through it or their respective servants agents or invitees).

4.7	Decoration and general condition and servicing

To keep the Premises in a good standard of decorative order and at the expiry of this lease to redecorate the Premises with appropriate materials in a good and workmanlike manner and in a colour scheme approved by the Lessor PROVIDED ALWAYS THAT:

4.7.1	if the Tenant is in breach of the obligation contained in this clause at the expiry of this lease and if the Lessor so requires to pay the Lessor an amount equal to the cost of carrying out all such decorative treatment together with a sum equal to the proportion of the Yearly Rent reserved by this lease at the rate payable immediately prior to the expiry of this lease for the period commencing on the date of expiry and ending on the date by which the work could reasonably be expected to be completed; and

4.7.2	the Tenant shall not be obliged to carry out any such decorative treatment if the need for it is caused by any act or default of the Lessor (or any of the Lessor’s employees servants or agents) or by any of the Insured Risks to the extent that the insurance money shall not have been rendered irrecoverable or insufficient because of some act or default of the Tenant.

4.8	Entry by the Lessor

To permit the Lessor at reasonable times on reasonable prior notice (except in an emergency) to enter the Premises in order to:

4.8.1	examine their state of repair;

4.8.2	investigate whether the Tenant has complied with its obligations;

4.8.3	take any measurement or valuation of the Premises;

4.8.4	perform the Services; and

4.8.5	exercise the rights described in schedule 3,

provided that (except in emergency) the Lessor shall comply with the Tenant’s security protocols during any period of access.

4.9	Compliance with notices relating to repair or condition

4.9.1	To comply with any notice requiring the Tenant to remedy any breach of its covenants hereunder.

4.9.2	If the Tenant shall not within a reasonable time comply with any such notice to permit the Lessor to enter the Premises to remedy the breach at the Tenant’s cost.

4.9.3	To pay to the Lessor within thirty (30) days of demand, all reasonable and proper costs and expenses incurred by the Lessor under the provisions of this sub-clause.

4.10	Alterations and reinstatement

4.10.1	Not to carry out external alterations or additions of or on the Premises nor any works affecting any structural parts of the Premises or affects any energy or water performance efficiency of the Premises.

4.10.2	Without prejudice to clause 4.10.1 and subject to the provisos to this clause 4.10.2 not to make any other alteration or addition to the Premises (including all electrical and other plant and equipment) except:

(A)	Tenant’s fit-out works as set out in Appendix 3 which have been approved by the Lessor;

(B)	in accordance with plans and specifications previously submitted at the Tenant’s expense in triplicate to and approved by the Lessor (such approval not to be unreasonably withheld);

(C)	in a manner which shall not impair any service media;

(D)	in accordance with any regulations of any Relevant Authority and the insurance company with whom the Premises are for the time being insured; and

(E)	in a good and workmanlike manner;

PROVIDED ALWAYS THAT:

(I)	no such alterations shall be carried out until the Lessor has issued its consent in writing to which the Tenant shall if required join as a party in order to give such covenants as the Lessor may reasonably require (such consent not to be unreasonably withheld or delayed); and

(II)	the installation and removal of demountable partitioning which does not involve cutting into the structure of the Premises and which does not affect the air conditioning system in the Premises shall not require the Lessor’s consent.

4.10.3	By the expiry of this lease if and to the extent required by the Lessor (with the Lessor and Tenant to discuss and agree in good faith any alterations which may be retained and compensation (if any) which may be paid) to remove all alterations made to the Premises by the Tenant or its predecessors in title, and to restore and make good the Premises in a proper and workmanlike manner to the condition and design which existed before the alterations were made and as such condition is evidenced by a specification to be agreed and signed by the Parties at handover.

4.11	Use

Not to use the Premises:

4.11.1	for any purpose which may be or become or cause a nuisance or damage any person or property;

4.11.2	for residential purposes;

4.11.3	for a sale by auction or for any public meeting or for any dangerous noxious noisy illegal offensive or immoral trade business or activity;

4.11.4	4.11.4 (without prejudice to the preceding paragraphs of this sub-clause) except for the Permitted Use.

4.12	Alienation

4.12.1	Not to assign, mortgage, or underlet or in any other manner part with possession of any part (being less than the whole) of the Premises without Lessor’s prior written consent and subject to the Assignment Requirements being satisfied. ..

4.12.2	The Tenant may assign the whole of this lease to any person or entity with the Lessor’s consent acting reasonably provided that such consent shall not be withheld where the Assignment Requirements are satisfied.

4.12.3	Upon the assignment of this lease (including the creation of a direct contractual relationship between the Lessor and the assignee) the Tenant will be released from all obligations under this lease arising after such assignment.

4.13	Sharing occupation

Not to part with or share the occupation of the Premises or any part of them except with a Group Company of the Tenant or a third party which is collaborating with the Tenant in each case such sharing shall be as licensee rather than subtenant and provided that all personnel comply with registration and security protocols, the Lessor’s reasonable quality. Health, safety and environmental requirements and Applicable Laws relating to employment.

4.14	Trade Licence and Trade Name

To maintain and keep in effect a Trade Licence and such other permit or license as may be required under the Applicable Law to permit the Tenant to carry on its business in the Premises and to provide a copy of such Trade Licence or other authority to the Lessor upon request. Should the Tenant fail in exhibiting a valid current Trade Licence or other required license or permit at any time during the Term in accordance with this clause, the Lessor shall be entitled to terminate this lease in accordance with clause 7.1.

4.15	Payment of cost of notices consents etc.

To pay within thirty (30) days of demand all reasonable and proper expenses incurred by the Lessor in and incidental to:

4.15.1	every step taken during or after the expiry of this lease in connection with breach of the Tenant’s obligations under the lease; and

4.15.2	every application for consent licence or approval under the Tenancy even if the application is withdrawn or properly refused.

4.16	Defective premises

To give notice forthwith to the Lessor of any defect in the Premises which might give rise to an obligation on the Lessor to do or refrain from doing anything in relation to the Premises.

4.17	Official communications

Without delay, to give the Lessor a copy of any official communication relating in any way to the Premises received from any authority and, at the Lessor’s cost, to make any representations to the authority which the Lessor reasonably requires and which do not conflict with the Tenant’s rights under this lease.

4.18	Preserving rights

4.18.1	To preserve all easements and other rights belonging to the Premises and not to give any acknowledgement that they are enjoyed by consent.

4.18.2	Not to do or omit anything which might subject the Premises to any new Encumbrance, to notify the Lessor, without delay, of anything which might have that effect and to comply with its reasonable requests about taking appropriate preventative action.

4.19	Obstruction/overloading

Not to obstruct:

(A)	or damage any means of escape, firefighting equipment or fire notices;

(B)	(or discharge any harmful matter into) any conduit which serves the Premises;

(C)	or obscure any openings of the Premises;

(D)	any notice erected by the Lessor in accordance with its powers under this lease; or

(E)	the exercise of any right described in Part 2 of schedule 2,

or to overload or cause undue strain to the Premises.

4.20	Dangerous and contaminative materials

Not to keep at the Premises any dangerous or contaminative materials which might cause harm and, if there is any breach of that obligation, to remove all trace of the material from the affected land and to leave it in a clean and safe condition provided that the Tenant may store and use certain noxious or hazardous chemicals at the Premises for use in connection with the Permitted Use where such storage and use has been approved by the Relevant Authorities and subject to informing the Lessor of such storage.

4.21	Returning the Premises to the Lessor

At the expiry of this lease to return or cause to be returned all keys of the Premises to the Lessor and remove all Tenant’s property and (to the extent the Lessor may require) Tenant’s fixtures and to yield up the Premises in the state of repair condition decorative order and layout otherwise required by this lease.

5.	LESSOR’S COVENANTS

5.1	The Lessor covenants with the Tenant that if the Tenant observes its covenants contained in this lease the Tenant may hold and enjoy the Premises without any lawful interruption by the Lessor.

5.2	The Lessor shall:

5.2.1	by the date no later than 6 months after the date of this lease erect shading over the 25 car parking spaces assigned to Tenant which are referred to in the Particulars and a covered walkway along the route from such spaces to the Premises.

5.2.2	within ten (10) working days from the date of this Lease install an elevator in the Premises. If the Lessor requires more than ten (10) working days to execute the instalment of the elevator, the Lessor shall notify the Tenant, and endeavour to install the elevator as soon as reasonably possible.

5.3	The Lessor shall at all times during the Term provide the Services to a standard commensurate with properties of equivalent quality in Abu Dhabi.

5.4	The Lessor shall comply with its covenants under head lease agreement pursuant to which it holds its interest in the Premises and shall ensure that such head lease shall not be terminated during the Term for a reason due to Lessor.

5.5	The Lessor shall do all things necessary to allow the Tenant to use and enjoy the Premises in accordance with the terms of the lease including at the Tenant’s request endeavouring to issue no-objection certificates and the Lessor shall not charge for any consent except for reasonable and proper administration charges.

5.6	The Lessor may assign, transfer or mortgage its interest in the Premises or this lease and the Tenant hereby agrees to take any steps and (if required and necessary) execute all documents to ensure that following such dealing the terms of this lease shall be enforceable as between such assignee, transferee or mortgagee and the Tenant provided that the rights of the Tenant under this Lease are not affected by such documents.

6.	OTHER AGREEMENTS AND DECLARATIONS:

6.1	Termination by Lessor

6.1.1	any rent is unpaid for thirty (30) days after becoming payable (whether in the case of the yearly Rent, the rent has been demanded or not) and such default continues for more than an additional thirty (30) days after a notice from the Lessor to the Tenant); or

6.1.2	there is any material breach by the Tenant of its obligations under this lease for a period of thirty (30) days after written notice from the Lessor and such default further continues for more than an additional thirty (30) after a second notice from the Lessor to the Tenant;

6.1.3	if the Tenant is in breach of its obligations under clause 6.106.11 and fails to remedy such breach (if capable of being remedied) within thirty (30) from receipt of a written notice from the Lessor to the Tenant specifying the breach; or

6.1.4	the Tenant:

(A)	enters into voluntary dissolution other than for the purposes of re-organisation whilst solvent;

(B)	is dissolved;

(C)	is declared bankrupt;

(D)	is the subject of a resolution or any other step is taken by the company or its directors for the appointment of an administrator, or an administrator is appointed;

(E)	has a receiver (which expression shall without prejudice to the generality thereof include an administrative receiver) appointed over all or any of the assets or of the income arising from all or any of the assets of the company;

(F)	is unable to pay its debts; and

(G)	is the subject of analogous proceedings or events to those referred to in paragraphs (a) to (f) above elsewhere other than in the United Arab Emirates;

then the Lessor may terminate this Lease forthwith on written notice to the Tenant whereupon this lease shall absolutely determine without the need of an order of the court and the Lessor shall be entitled to retain the Security Deposit and all interest accrued on it and may at any time thereafter (and notwithstanding the waiver of any previous right of re-entry) re-enter the Premises. Such termination of this lease shall be without prejudice to any claim the Lessor may have against the Tenant for any breach of any terms or conditions of this Lease or sums accrued due on or prior to such termination.

6.2	Termination by Tenant

If:

6.2.1	the Lessor is in material breach of any obligation under this Lease for a period of thirty (30) days after written notice from the Tenant and such default further continues for more than an additional thirty (30) after a second notice from the Tenant to the Lessor;

6.2.2	if the Lessor is in breach of its obligations under clause 6.106.11 and such breach has not been remedied (if capable of being remedied) within thirty (30) from receipt of a written notice from the Tenant to the Lessor specifying the breach; or

6.2.3	clause 7.4 hereof applies;

then the Tenant may terminate this Lease forthwith on written notice to the Lessor without the need of an order of the court. Such termination of this lease shall be without prejudice to any claim the Tenant may have against the Lessor for any breach of any terms or conditions of this lease or sums accrued due on or prior to such termination.

6.3	Effect of expiry or termination

6.3.1	Upon expiry or early termination of this lease:

(A)	the Tenant shall pay forthwith all amounts that are payable to the Lessor under this lease on or before the date of such expiry or termination;

(B)	the Tenant shall vacate and surrender the Premises to the Lessor with all Lessor’s fixtures, fittings and equipment being duly renewed and replaced as may be required, fair wear and tear excepted; and

(C)	reinstate the Premises in accordance with clause 4.10.

Any Tenant’s property left in the Premises for in excess of thirty (30) days after such termination shall be deemed to be abandoned and the Lessor shall be entitled to dispose of the same without any liability to the Tenant.

6.3.2	If the Tenant continues to occupy the Premises after the expiry or termination of this lease without the consent of the Lessor and fails to vacate the Premises, express or implied, such tenancy shall be from month to month only and shall not be a renewal hereof, and the Tenant shall pay to the Lessor in advance on the first day of each calendar month liquidated damages of an amount equal to one hundred and ten percent (110%) of the aggregate of the Yearly Rent, the Car Parking Fee (if and when applicable) and all other sums due under this lease (pro-rated for each month) and shall also comply with all of the terms, covenants, conditions, provisions and agreements of this lease for the time during which the Tenant holds over.

6.3.3	If this lease is terminated by the Lessor under clause 6.1, then the advance Yearly Rent, the Service Charge and the Car Parking Fee (if and when applicable) and all other sums due under this lease paid by the Tenant shall not be liable to be refunded by the Lessor.

6.3.4	If this lease is terminated by the Tenant under clause 6.2, then the Lessor shall refund any advance Yearly Rent, Service Charge or Car Parking Fee (if and when applicable) and all other sums due under this lease paid by the Tenant in respect of any period after the date of termination.

6.3.5	if the Tenant vacates or abandons the Premises without paying the Yearly Rent, the Service Charge, the Car Parking Fee or any other sum under this lease up to the date of termination and any Tenant’s tangible property is left in the Premises for in excess of thirty (30) days after such vacation, then the Lessor shall be entitled to exercise a lien over all such property of the Tenant in the Premises as security for the payment of such sums.

6.4	Tenant termination without cause

6.4.1	In this clause the following definitions apply:

Break Date: the date stated in the Break Notice on which this lease shall terminate.

Break Notice: notice to terminate this lease.

6.4.2	Subject to clause 6.4.26.4.3, the Tenant may terminate this lease without cause by serving a Break Notice on the Lessor.

6.4.3	The Break Notice shall specify the Break Date but shall not specify as the Break Date a date which is either:

(A)	earlier than 28 February 2023; or

(B)	earlier than twelve (12) months after the date of service of the Break Notice on the Lessor by the Tenant,

so that for the avoidance of doubt the minimum period of this lease shall be two years.

6.4.4	The Break Notice shall not purport to terminate the lease in relation to any part as opposed to the whole of the Premises.

6.4.5	The Tenant shall remain liable for the Yearly Rent up to the Break Date.

6.4.6	Notwithstanding the payment of Yearly Rent, Tenant shall continue to be liable for all other obligations under this Lease which accrue prior to the Break Date, including Service Charges, the Car Parking Fee (if and when applicable) and all other sums due under this lease

6.4.7	The Tenant shall be liable to pay a pro-rated amount of the Yearly Rent for any additional period exceeding the Break Date to the Lessor up until full reinstatement and acceptance by the Lessor.

6.4.8	Following service of the Break Notice, this lease shall terminate on the Break Date specified in the Break Notice without the requirement for a court order.

6.5	Service of notices

6.5.1	Any notice given under this lease shall be in writing and shall be served by delivering it personally or sending it by standard postal service or courier to the address as set out in clause 6.5.2 (or to such other address as either party may subsequently advise the other in writing from time to time). Any such notice shall be deemed to have been received:

(A)	if delivered personally, at the time of delivery;

(B)	if sent by standard postal service, on the second business day after the day of posting; or

(C)	in the case of courier, on the date of delivery as evidenced by the records of the courier.

6.5.2	For the Lessor:

FAO Mr. Mohammad Jaber

Agility Abu Dhabi PJSC

P.O. Box 93971

Abu Dhabi, UAE

6.5.3	For the Tenant:

FAO Mr. Fadi Sbaiti

AEROFARMS AGX LTD — ABU DHABI

HUB71

Al Khatem Tower

14th flr. ADGM

Abu Dhabi

6.6	Lessor’s liability

The Lessor shall not be liable for any closure of any of the Common Parts or stoppage or severance affecting any of the Service Media due to any cause beyond the control of the Lessor (acting reasonably).

6.7	Indemnity

Subject to clause 6.8, each party shall indemnify the other against all expenses proceedings costs claims damages demands and any other liability or consequence arising out of or in respect of any breach by the first party of any of that party’s obligations under this lease (including all costs reasonably incurred by the other party in an attempt to mitigate any such breach) or of any act omission or negligence of the first party or any person at the Premises expressly or impliedly with the first party’s authority.

6.8	Limitation of Liability

6.8.1	Lessor’s Limitation of Liability

Lessor’s aggregate liability under Clause 6.7 during any contractual year shall in no way exceed the Yearly Rent for the relevant contractual year. Notwithstanding the foregoing, such limitation on liability shall not apply in respect of any of the following:

(A)	claims for death or personal injury;

(B)	claims arising in respect of Lessor’s gross negligence or wilful misconduct;

(C)	breach by Lessor of the Applicable Laws; and

(D)	where the head lease agreement pursuant to which the Lessor holds its interest in the Premises is terminated during the Term for a reason due to Lessor.

6.8.2	No Liability for Consequential Loss:

Each Party waives all of its rights (if any) against the other Party in respect of claims for indirect or consequential losses, including but not limited to loss of profit, loss of production, loss of contracts, loss of business or financial loss of a like nature arising during or as a result of the performance or non-performance of the other Party’s obligations contained in this lease.

6.9	No implied rights

6.9.1	Neither the Tenant nor the Premises is, or will be, entitled to any type of right over any land of the Lessor which is not expressly granted by this lease and, if anything is enjoyed over such land in the future, it will be enjoyed by revocable consent.

6.9.2	The Tenant may not enforce, or prevent the release or modification of, any type of right or obligation attaching to the Lessor’s interest in any land so as to prevent or restrict its development or use.

6.9.3	Any provision of this lease which would, apart from this provision, be in conflict with this clause takes effect subject to it.

6.9.4	The Tenant is not granted by the Lessor any monopoly of trading or freedom from competition within the Estate.

6.10	Use

6.10.1	The Lessor does not warrant that the Premises are to be used for the Permitted Use or are otherwise fit for any specific purpose. The Tenant has inspected the Premises and has satisfied itself of the adequacy of the Premises and them being fit for purpose of the Permitted Use.

6.10.2	The Tenant shall use the Premises solely and exclusively for the Permitted Use and as authorized in its commercial license and in accordance with the Lessor’s commercial license and not for any other purpose whatsoever without the prior written consent of the Lessor.

6.10.3	Tenant shall obtain the Lessor’s prior written consent for any change of Permitted Use.

6.10.4	Subject to clause 6.8, the Tenant shall indemnify the Lessor against all costs, claims and liabilities incurred by the Lessor arising directly out of the Tenant’s failure to obtain and maintain the necessary approvals from the Relevant Authorities for the Permitted Use.

6.11	Compliance

6.11.1	Both Parties prohibit the paying of bribes (in this lease meaning a payment, offer to pay, or promise to pay anything of value for purposes of obtaining an advantage) to anyone for any reason, whether in dealings with governments or the private sector. Each Party warrants to the other that it has not violated and will not violate, or knowingly permit anyone to violate, this prohibition on bribery or any Anti-Corruption Laws or Anti-Money Laundering Laws in connection with this lease.

6.11.2	The Parties will maintain true, accurate and complete books and records concerning any payments made to another party by that Party in connection with the lease, including on behalf of that Party, and produce such books and records to the other Party upon reasonable request. If either Party breaches its obligations under this clause 6.11.2, then the other Party may terminate or suspend performance under this lease.

6.11.3	If either Party is or becomes subject to sanctions or is otherwise designated on any Sanctions List, or is or becomes owned or controlled by any party on a Sanctions List, then the other Party may terminate this lease.

6.12	Confidentiality

6.12.1	Both Parties shall keep confidential all matters relating to this lease and shall not make any disclosure, and shall use all reasonable endeavours to prevent its employees, agents and servants from making any disclosure, to any person of any information, data, documents, secrets, dealings, transactions or affairs of or relating to this lease save where any disclosure is reasonably required for the performance of the relevant Party’s obligations under this lease or any disclosure of information which is required by any Applicable Law (including any order of a court of competent jurisdiction).

6.12.2	When disclosure is permitted under clause 6.12.1, the disclosing Party shall procure that the recipient of the information shall be made subject to a similar obligation of confidentiality as that contained in this lease.

6.13	Translation and Registration of this Lease

6.13.1	The Parties acknowledge that the English language version of this lease shall be the only version executed by the Parties.

6.13.2	The Parties acknowledge and agree that this lease is required to be registered with the Land Registry using the Tawtheeq system in accordance with Applicable Law and the Lessor shall procure such registration and pay all fees due and the Tenant agrees to provide reasonable assistance, where necessary, to enable the Lessor to register this lease. The Lessor shall deliver the Tawtheeq certificate to the Tenant immediately following completion of such registration.

7.	INSURANCE

7.1	Lessor’s Obligations

The Lessor agrees:

7.1.1	To keep or procure that the structure of and conducts serving the Premises are kept (except any demountable partitioning, window blinds and wall or floor surface coverings not installed by or at the cost of the Lessor and fixtures which are tenant’s trade fixtures) insured against the Insured Risks in a sum which, in the Lessor’s reasonable opinion, is its full reinstatement cost.

7.1.2	To use all reasonable endeavours to procure that the interest of the Tenant is noted on the policy.

7.1.3	To procure that the Tenant’s maximum liability to any insurer of the Estate under or pursuant to any subrogated claim brought by such insurer against the Tenant in respect of any damage or destruction of the Estate shall be USD 5,000,000.

7.1.4	To work with the Tenant and the Lessor’s insurer in good faith following the date of this lease to seek to explore to possibility of obtaining a waiver of subrogation in favour of the Tenant and the inclusion of a non-vitiation clause in the Lessors policy.

7.1.5	On request to supply the Tenant (but not more frequently than once in any period of twelve months) with evidence of such insurance.

7.1.6	If and whenever the Premises are damaged or destroyed by an Insured Risk and to the extent that payment of the insurance monies is not refused because of any act neglect default or omission of the Tenant or of any person deriving title under or through the Tenant or their respective servants agents and invitees the Lessor will take the necessary steps to obtain any requisite permissions and consents and if they are obtained to lay out the money received from the insurance of the Premises (except sums in respect of public liability and employer’s liability and loss of rent) towards replacing (but not necessarily in facsimile reinstatement) the damaged or destroyed parts (except as aforesaid) as soon as reasonably practicable PROVIDED THAT the Lessor shall not be liable to carry out the replacement if it is unable (having used reasonable endeavours) to obtain every permission and consent necessary to execute the relevant work in which event the Lessor shall be entitled to retain all the insurance money received by it.

7.2	Tenant’s obligations

The Tenant agrees:

7.2.1	Not to do or omit anything by which any insurance policy (particulars of which shall have been provided to the Tenant) relating to the Premises or any part of it becomes void or voidable or by which the rate of premium on such policy may be increased.

7.2.2	To comply with all proper requirements of the insurers and to provide and maintain unobstructed appropriate operational firefighting equipment and fire notices on the Premises.

7.2.3	To notify the Lessor forthwith of:

(A)	any incidence of any Insured Risk on the Premises and of any other event which ought reasonably to be brought to the attention of insurers;

(B)	the insurable value of any fixture installed in the Premises by the Tenant or any person claiming under or through the Tenant.

7.2.4	That it has prior to the execution of this lease disclosed to the Lessor in writing all information requested by the Lessor in respect of any matter known to the Tenant which might affect the decision of any insurance underwriter to underwrite any of the Insured Risks and that it will disclose particulars of any change to such information to the Lessor in writing forthwith on becoming aware of it.

7.2.5	If the whole or any part of the Premises is damaged or destroyed by any of the Insured Risks and the insurance money under any insurance policy effected by the Lessor is rendered wholly or partially irrecoverable because of some act or default of the Tenant or any person deriving title under or through or their respective servants agents or invitees forthwith to pay the Lessor the whole amount of the insurance money so irrecoverable provided that the Tenant’s maximum liability under this clause or to any insurer of the Lessor shall be USD5,000,000.

7.2.6	To maintain at its sole cost and expense during the Term and any renewal thereof:

(A)	A general third-party public liability insurance for $5,000,000.00 (five Million US Dollar) covering Tenant’s civil liabilities under this Lease and shall name the Lessor as principal. The policy shall be endorsed with a cross liability clause whereby the Lessor and the Tenant shall be third party to each other. The policy shall include cover for fire and explosion risks, the use of lifting equipment and damage to surrounding property; and

(B)	all risk insurance policy, covering Tenant’s goods, equipment and materials stored in the Premises up to their full replacement value against all Insured Risks. The Lessor will have no liability whatsoever toward Tenant’s goods or stock for any damage, loss, theft or deterioration of stock.

(C)	To include a waiver of subrogation clause in favour of the Lessor in the insurance policies obtained under Clause (A) and (B) above whereby the insurer, where it is subrogated to the insured’s rights of recovery in respect of any claim, shall not exercise any such right against the Lessor and/or its personnel, representatives and agents.

(D)	to ensure insurance policies effected by the Tenant are not amended, deleted or left to lapse without the express prior approval of Lessor. Such assurance applies to Lessor’s legal interest under the relevant policy/policies to the exclusion of any other coverage such policy/policies may provide for.

7.2.7	That deductibles under the insurances maintained by the Tenant under this article shall be for Tenant’s account only;

7.2.8	On request to provide Lessor with a copy of the insurances referred to above on or before the Term Commencement Date and on yearly basis thereafter.

7.3	Rent Cesser

If:

7.3.1	the Premises or the essential means of access to them or the service media supplying them are damaged by an Insured Risk, so that the Premises are incapable of occupation or use; and

7.3.2	in respect of damage by an Insured Risk, payment of any insurance money has not been vitiated by a breach of the Tenant’s obligations,

the Yearly Rent, or a fair proportion of it according to the nature and extent of the damage sustained, shall cease to be payable from the date when the damage occurred until the date on which the Premises and, if applicable, the service media or essential means of access to them are repaired so that the Premises are made fit for occupation and use for the Permitted Use.

7.4	Ending of the lease following major damage

If the Premises, the service media supplying them or the essential means of access to them are damaged by an Insured Risk so that substantially the whole of them cannot be occupied for the Permitted Use without substantial work being undertaken under clause 7.1.6, then this lease may be terminated;

7.4.1	by the Tenant by service of written notice on the Lessor, but only it

(A)	the Lessor has not commenced the necessary replacement work by the expiry of six (6) months after the date when the damage occurred; or

(B)	the necessary replacement work is not substantially complete by the expiry of twelve (12) months after the date when the damage occurred.

7.4.2	by the Lessor by service of written notice on the Tenant, but only if, despite having used all reasonable endeavours to achieve a lawful commencement of the necessary replacement work by the expiry of the period specified in paragraph 7.4.1(A), the Lessor was unable to do so.

7.4.3	Once a notice has been served under clause 7.4.1 or 7.4.2, it shall be irrevocable and the Lessor’s obligations under clause 7.1.6 without prejudice to any accrued rights of any party and the Lessor shall be entitled to retain the insurance money.

8.	OPTION TO EXTEND

8.1	If the Tenant wishes to take a “Further Lease” as defined in clause 8.6, it must first serve written notice to that effect (the “Option Notice”) on the Lessor not less than 6 months prior to the expiry of the Term.

8.2	Any Option Notice served by the Tenant shall only take effect if before the expiry of the Term;

8.2.1	the Tenant has paid the Yearly Rent, Service Charges Car Parking Fee (if and when applicable) up to the date of expiry of the Term; and

8.2.2	there is no breach of the Tenant’s covenants in this Lease where such breach has been notified to the Tenant by the Lessor in writing and has not been remedied by the Tenant within thirty (30) days from receipt of such notification.

8.3	Subject to clause 8.2, if the Tenant serves the Option Notice in accordance with clause 8.1, the Lessor shall grant to the Tenant and the Tenant shall accept the Further Lease on the later of:

8.3.1	the date of expiry of the Term; and

8.3.2	if the date of expiry of the Term is not a working day the next working day after the date of expiry of the Term.

8.4	The Tenant shall bear its own and the Lessor’s legal and other costs in relation to the Further Lease.

8.5	The option contained in this clause 8 shall expire automatically if this Lease is determined or surrendered prior to the expiry of the Term.

8.6	In this clause 8, “Further Lease” means a lease to be granted by the Lessor to the Tenant pursuant to this clause 8.6 on the same terms as this Lease but subject to the following:

8.6.1	the Further Lease shall commence on the date immediately following the date of expiry of the Term and shall be for a term of 5 years;

8.6.2	the Rent applicable for each additional term shall be reviewed based on the Fair Market Rent but capped so that the Rent payable for the first year of each Additional Term will not be more than 5% of the Rent in effect immediately prior to such Additional Term (“Cap”).

8.6.3	this clause 8 shall apply to the Further Lease but shall not apply to any other further lease.

8.7	If the Tenant has served upon the Lessor notice of its intention to extend the Lease at least six (6) months prior to expiry of the Term in accordance with clause 8.1, then the Lessor will send to the Tenant its determination of Fair Market Rent within one (1) month of the Ten ant’s aforesaid notice subject to the Cap.

8.8	If the Tenant disagrees with the Lessor’s Fair Market Rent determination or the Lessor fails to send its determination of Fair Market Rent in accordance with this clause, then the Lessor and the Tenant acting reasonably and in good faith will work towards an agreement for thirty (30) days, failing which, within five (5) days of the expiration of the thirty (30) day period either;

8.8.1	the Tenant shall confirm that the new rent shall be fixed at the Cap; or

8.8.2	the Further Lease shall not be renewed.

9.	REPRESENTATIONS AND WARRANTIES

At the date of this lease:

9.1	The Parties warrant and represent to each other that:

9.1.1	they have full power and authority to enter into and perform their obligations under this lease;

9.1.2	they have taken all necessary actions to authorise the execution, delivery and performance of this lease;

9.1.3	there are no actions, claims or proceedings either pending or threatened which would prevent them from entering into this lease;

9.1.4	they will exercise due care, skill and diligence in discharging their obligations under this lease.

9.2	The Lessor warrants and represents to the Tenant that:

9.2.1	the Lessor has a head lease over the land where the Premises are located expiring more than fifteen (15) years after the Term Commencement Date;

9.2.2	this lease is granted and the Premises are free from Encumbrances; and

9.2.3	it is entitled to grant this lease to the Tenant for the Permitted Use and permit the Tenant’s fit-out works without the consent of any third party including the grantor of such head lease rights or any mortgagee.

10.	COMPETENT JURISDICTION

10.1	In relation to any dispute, claim or difference arising out of or related to this lease or breach of it shall:

10.1.1	first be referred to the senior manager(s) of each party to the dispute to seek an amicable settlement. Such referral shall be made by written notice from the party claiming the dispute to any other party or parties;

10.1.2	thereafter, if the senior managers fail to achieve a settlement of the dispute within one month (or such longer period as the parties may agree) of its referral, be referred by either party to the Abu Dhabi Rent Dispute Settlement Committee for determination.

11.	GOVERNING LANGUAGE

11.1	This lease shall be governed by and construed in accordance with Applicable Law.

11.2	This lease is subject to amendment if this becomes necessary as a result of Applicable Law or in any change in Applicable Law after the date of this lease. The Lessor and the Tenant hereby agree to enter into good faith negotiations to agree on the necessary amendments as soon as reasonably possible after the change in the Applicable Law.

11.3	The Tenant agrees that if any provision of this lease conflicts with Applicable Law, then if required by the Lessor the relevant provisions of this lease shall be appropriately amended, replaced, repealed or varied by Applicable Law pursuant to this clause provided that the remaining terms and conditions in this lease that are in adherence, compliance or do not conflict with Applicable Law shall continue remain in force and shall be effective insofar as they do not conflict with the any terms and conditions that are amended, replaced, repealed or varied by Applicable Law.

12.	EXCLUSION OF THIRD PARTY RIGHTS

Each party confirms that the terms of this lease are not enforceable by a party who is not a party to this lease.

IN WITNESS whereof this lease has been executed by the parties hereto on the date first above written.

SIGNATORIES

AGILITY ABU DHABI PJSC
By its duly authorised signatory

Signature:	/s/ Mohammad Jaber

Name:	Mohammad Jaber

Title:	Chief Operating Officer

Date:	03/16/2021

AEROFARMS AGX LTD ABU DHABI
By its duly authorised signatory

Signature:	/s/ Guy Blanchard

Name:	Guy Blanchard

Title:	Chief Financial Officer

Date:	03/15/2021